FOR IMMEDIATE RELEASE
February 4, 2010

For further information contact:
Craig Montanaro
President & Chief Operating Officer
Kearny Financial Corp.
(973) 244-4510

KEARNY FINANCIAL CORP.
REPORTS SECOND QUARTER 2011 OPERATING RESULTS

Fairfield, New Jersey, February 4, 2010 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported a net loss for the quarter ended December 31, 2010 of $5,000, or $0.00 per diluted share.

The results represent a decrease of $1,340,000 compared to net income of $1,335,000, or $0.02 per diluted share, for the quarter ended September 30, 2010. The decrease in net income between linked quarters was primarily attributable to an increase in merger-related expenses attributable to the Company’s acquisition of Central Jersey Bancorp (“Central Jersey”) and its wholly owned subsidiary, Central Jersey Bank, National Association (“Central Jersey Bank”) which was completed on November 30, 2010.  The Company is operating the offices acquired from Central Jersey under the name "Central Jersey Bank, a Division of Kearny Federal Savings Bank" (“CJB Division”).

The acquisition of Central Jersey qualified as a tax-free reorganization for federal income tax purposes.  The final consideration paid by the Company in the transaction totaled $82.1 million which included $70.5 million paid to stockholders of Central Jersey at a price of $7.50 per outstanding share and $11.6 million paid to U.S. Department of Treasury (“U.S. Treasury”) for the redemption of the 11,300 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A and associated warrant originally issued by Central Jersey to the U.S. Treasury in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program.

The Company accounted for the transaction using applicable accounting guidance regarding business combinations resulting in the recognition of pre-tax merger-related expenses totaling $3.1 million during the three months ended December 31, 2010.  By comparison, merger-related expenses totaled $40,000 for the prior linked quarter ended September 30, 2010.  Net income for the quarter ended December 31, 2010 was adversely impacted by approximately $2.2 million or $0.03 per diluted share due to the recognition of merger-related expenses.

The comparative increase in operating expenses between linked periods also reflected increases in other noninterest expenses that were primarily attributable to the integration and ongoing operation of the CJB Division during the final month of the quarter ended December 31, 2010.

The overall increase in operating expense was partially offset by increases in net interest income and non-interest income that were also largely attributable to the ongoing operation of the CJB Division.  The Company’s provision for loan loss also declined between linked quarters primarily reflecting a reduction in provisions associated with impaired loans.  In total, these factors resulted in an overall decrease in pre-tax income and the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 40 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union,

Monmouth and Ocean Counties, New Jersey.  At December 31, 2010, Kearny Financial Corp. had total assets of $2.88 billion which included net loans receivable of $1.31 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.23 billion.  As of that same date, deposits and borrowings totaled $2.13 billion and $255.2 million, respectively, while stockholders’ equity totaled $476.8 million or 16.6% of total assets.

The following is a discussion of the Company’s financial results for the quarter ended December 31, 2010 in comparison to those for the prior linked quarter ended September 30, 2010.  Comparative statement of condition information for June 30, 2010 and statement of operations information for the three month and six month periods ended December 31, 2009 are presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended December 31, 2010 was $15.9 million, an increase of $1.3 million compared to net interest income of $14.5 million during the quarter ended September 30, 2010.  The Company’s net interest margin decreased by two basis points to 2.71% for the quarter ended December 31, 2010 from 2.73% during the prior linked quarter ended September 30, 2010.

The increase in net interest income between linked quarters resulted from a decrease in interest expense and a concurrent increase in interest income.  The decrease in interest expense between linked quarters was primarily attributable to a decline in the average cost of interest-bearing liabilities which decreased 25 basis points to 1.62% for the quarter ended December 31, 2010 from 1.87% for the quarter ended September 30, 2010.  The reduction in average cost reflected declines across most categories of interest-bearing liabilities including interest-bearing checking, savings accounts, certificates of deposit and FHLB borrowings.

The impact on interest expense from the decline in the cost of interest-bearing liabilities was partially offset by an increase in their average balance between linked quarters.  The average balance of interest-bearing liabilities increased by $214.2 million to $2.01 billion for the quarter ended December 31, 2010 from $1.80 billion for the quarter ended September 30, 2010.  Increases in average balances were reflected across all categories of interest-bearing liabilities.

As noted, the increase in net interest income attributable to the decline in interest expense between linked quarters was augmented by an increase in interest income between the same comparative periods.  The increase in interest income between linked periods was primarily attributable to a $211.3 million increase in the average balance of interest-earning assets to $2.35 billion for the quarter ended December 31, 2010 from $2.13 billion for the quarter ended September 30, 2010.  Average balance increases were reflected across most categories of interest-earning assets including loans receivable, mortgage-backed securities and non-mortgage-backed securities.  The increases in the average balance of these categories were partially offset by a decline in the average balance of other interest-earning assets.

The impact on interest income from the increase in the average balance of interest-earning assets was partially offset by a 20 basis point decline in their average yield which decreased to 4.10% for the quarter ended December 31, 2010 from 4.30% for the quarter ended September 30, 2010.  The decline in average yield was reflected across most categories of interest-earning assets including loans receivable, mortgage-backed securities and non-mortgage-backed securities.  The declines in the average yields of these categories were partially offset by an increase in the average yield on other interest-earning assets.

Overall, the comparative increases in the average balances of interest-earning assets and interest- bearing liabilities were largely attributable to the acquisition of Central Jersey.  As seen above, the incremental impact on interest-earning asset yields and interest-bearing liability costs reflect their acquisition at fair value resulting in the ongoing recognition of interest income and interest expense at yields and costs that reflects the historically low interest rates prevalent in the marketplace at the time of acquisition.

Provision for Loan Losses

The provision for loan losses totaled $876,000 during the quarter ended December 31, 2010 compared to a provision of $1.3 million for the linked quarter ended September 30, 2010.  The provision in the current period reflected required net increases to the allowance for additional specific losses on impaired construction and permanent mortgage loans on residential properties located in New Jersey.   The provision also reflected net increases to balances of general valuation allowances attributable to the application of historical and environmental loss factors to the remaining non-impaired portion of the loan portfolio in accordance with the Company’s allowance for loan loss calculation methodology.

Non-interest Income

Non-interest income attributed to fees, service charges and other non-interest income, including real estate owned (“REO”) operations, increased by $143,000 to $774,000 during the quarter ended December 31, 2010 from $631,000 during the quarter ended September 30, 2010.  The increase in non-interest income between linked quarters reflected increases in both loan-related and deposit-related fee income as well as an increase in income from bank owned life insurance which were largely attributable to the acquisition of Central Jersey and the recognition of non-interest income originating through the CJB Division.  These increases were partially offset by a loss on sale of REO during the quarter ended December 31, 2010 for which no such loss was recorded during the earlier comparative period.

Non-interest Expense

Non-interest expense increased by $3.8 million to $15.4 million for the quarter ended December 31, 2010 from $11.6 million for the quarter ended September 30, 2010.  As noted earlier, the increase in non-interest expense was largely attributable to the acquisition of Central Jersey.  Specifically, the Company recognized $3.1 million of non-recurring merger-related expenses during the quarter ended December 31, 2010.  Such expenses included legal, investment banking and other professional service fees as well as employment and service provider severance charges.  By comparison, the Company recorded $40,000 of merger-related expenses during the earlier linked quarter ended September 30, 2010.

The comparative increase in operating expenses between linked periods also reflected an increase in other non-interest expenses, including salaries and employee benefits, occupancy expense, equipment and systems expense, federal deposit insurance premium expense and other miscellaneous expenses that were largely attributable to the integration and ongoing operation of the CJB Division during the final month of the quarter ended December 31, 2010.  Partially offsetting these increases was a decline in director compensation primarily attributable to a decline in stock benefit plan expenses resulting from the completed vesting and related expensing of such benefits for directors during the quarter ended December 31, 2010.

Provision for Income Taxes

The provision for income taxes decreased by $573,000 to $373,000 for the quarter ended December 31, 2010 from $946,000 for the quarter ended September 30, 2010.  The variance in income taxes between comparative quarters was attributable, in part, to the underlying differences in pre-tax income.  However, income tax expense during the quarter ended December 31, 2010 also reflected the non-deductibility of certain merger-related expenses recognized during the period.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning deposits in other banks, increased by $11.2 million to $130.3 million at December 31, 2010 from $119.1 million at September 30, 2010.  The change in the balance of short term, liquid assets reflects the disbursement of acquisition consideration totaling $82.1 million as described earlier.  This utilization of funds was more than offset by $57.5 million of cash and cash equivalents acquired from Central Jersey coupled with the combined effects of deposit growth and net loan and investment security repayments.

In accordance with the overall goals of its strategic business plan, the Company may, at times, defer the reinvestment of excess liquidity into the investment portfolio in favor of retaining comparatively higher average balances of short term, liquid assets as a funding source for future loan originations.  Toward that end, the Bank’s pipeline of “in process” loans has generally increased compared to one year earlier due largely to the acquisition of Central Jersey and the continued expansion of the Bank’s commercial loan origination staff separate from that acquisition.

 Management will continue to monitor the opportunity cost to near term earnings resulting from the accumulation of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives including the expected increase in loan origination volume resulting from the ongoing operation of the CJB Division.  The Company may continue to redeploy a portion of its liquidity into higher yielding investments based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable at December 31, 2010, excluding the allowance for loan losses, increased by $321.6 million to $1.32 billion compared to $997.7 million at September 30, 2010.  The overall increase in the loan portfolio during the current quarter was primarily attributable to the acquisition of Central Jersey.

The balance of total loans acquired from Central Jersey totaled approximately $355.4 million at acquisition.  We estimated the fair value of the non-impaired loans acquired from Central Jersey by utilizing a methodology wherein loans with comparable characteristics were aggregated by type of collateral, remaining maturity, and repricing terms. Cash flows for each pool were projected using an estimate of future credit losses and rate of prepayments.  Projected monthly cash flows were then discounted to present value using a risk-adjusted market rate for similar loans.  The portion of the fair value adjustment attributable to expected future credit losses on non-impaired loans totaled approximately $3.5 million or 1.05% of their outstanding balances.

To estimate the fair value of impaired loans, we analyzed the value of the underlying collateral of the individual loans, assuming the fair values of the loans are derived from the eventual sale of the collateral. The value of the collateral was generally based on recently completed appraisals.  We discounted these values using market derived rates of return, with consideration given to the period of time and costs associated with the foreclosure and disposition of the collateral.  The portion of the fair value adjustment attributable to expected future credit losses on impaired loans totaled approximately $7.6 million.

In total, the fair value of the loan portfolio acquired from Central Jersey was determined to be approximately $347.7 million at the time of acquisition.

At December 31, 2010, the Company’s non-performing assets totaled $37.5 million or 1.30% of total assets and comprised 93 nonperforming loans totaling $35.9 million, or 2.72% of total loans, plus four REO properties totaling $1.6 million.  The number and balance of nonperforming assets at December 31, 2010 include 26 loans with outstanding balances of $7.8 million, net of fair value adjustments, and two REO properties totaling $1.2 million that were acquired from Central Jersey.  By comparison, at September 30, 2010 non-performing assets totaled $25.4 million or 1.07% of total assets and comprised 62 nonperforming loans totaling $24.8 million, or 2.49% of total loans, plus three REO properties totaling $581,000.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through certificates and collateralized mortgage obligations, increased by $18.6 million to $864.3 million at December 31, 2010 from $845.7 million at September 30, 2010.  The net increase reflected the acquisition of mortgage-backed securities with fair values totaling $34.4 million from Central Jersey coupled with other security purchases totaling $58.8 million.  The increases in mortgage-backed securities were partially offset by principal repayments, net of premium and discount amortization and accretion, totaling approximately $63.3 million and a decline in the unrealized gain within the available for sale portion of the portfolio of $11.3 million to $17.0 million at December 31, 2010 from $28.3 million at September 30, 2010.

 The aggregate balance of non-mortgage backed securities increased by $103.1 million to $362.4 million at December 31, 2010 from $259.4 million at September 30, 2010.  The net increase reflected the acquisition from Central Jersey of non-mortgage-backed securities with fair values totaling $128.9 million, including municipal obligations of $94.9 million and U.S. government and agency debentures of $34.0 million, coupled with other purchases of municipal obligations totaling $580,000.  The increase in non-mortgage-backed securities attributable to the acquisition of the Central Jersey portfolios were partially offset by principal repayments and maturities totaling $25.8 million for the quarter ended December 31, 2010.  The net change in the portfolio also reflects an increase in the unrealized loss of the available for sale non-mortgage-backed securities of $529,000 to $1.6 million at December 31, 2010 from $1.1 million at September 30, 2010.

Other Assets

Other assets, including premises and equipment, Federal Home Loan Bank stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $50.9 million to $214.7 million at December 31, 2010 from $163.8 million at September 30, 2010.  The increase in other assets was largely attributable to the acquisition of Central Jersey.  Most notably, the increase in other assets included the recognition of $26.3 million of goodwill resulting from the consideration paid in the acquisition in relation to the fair value of assets acquired and liabilities assumed.  Other noteworthy components of the acquisition-related increases to other assets included additions to premises and equipment of $5.2 million, an increase in Federal Home Loan Bank stock of $1.2 million, an increase in accrued interest receivable totaling $2.1 million, an increase of $1.2 million in REO and additions to bank owned life insurance totaling $3.9 million.  The Company also recognized increases in the balances of deferred income taxes and other assets, including prepaid federal deposit insurance premiums, resulting from the acquisition.

Deposits

Deposits increased $468.0 million to $2.13 billion at December 31, 2010 from $1.66 billion at September 30, 2010.  Growth was reported across all categories of deposits.  For the quarter ended December 31, 2010, non-interest bearing deposits increased $46.8 million to $96.6 million, interest-bearing demand deposits increased $201.9 million to $488.1 million, savings deposits increased $56.5 million to $392.4 million and certificates of deposit increased $162.8 million to $1.15 billion.  The reported increase was primarily attributable to the deposits acquired from Central Jersey whose overall balances and fair values at acquisition totaled $475.2 million and $476.8 million, respectively, reflecting a premium on certificates of deposit totaling $1.6 million.  No core deposit intangible was ascribed to the value of non-maturity deposits due primarily to the comparatively low cost of alternative funding sources available in the marketplace at acquisition.

The growth in interest-bearing checking accounts also reflects the continued promotion of the Bank’s “High Yield Checking” product which is designed to attract core deposits in the form of customers’ primary checking accounts through interest rate and fee reimbursement incentives to qualifying customers.  The explicit increase in interest expense associated with the “High Yield Checking” product is expected to be partially offset by an associated increase in transaction fee income.

Borrowings

The Company reported a net increase in borrowings of $45.2 million to $255.2 million at December 31, 2010 from $210.0 million at September 30, 2010.  The reported increase reflected the acquisition of borrowings from Central Jersey with total outstanding balances and fair values of $53.7 million and $54.2 million at the time of acquisition.  The borrowings acquired included advances from the Federal Home Loan Bank of New York totaling $11.1 million and outstanding overnight “sweep account” balances linked to customer demand deposits totaling $37.5 million at the time of acquisition.  Overnight sweep account balances declined to $28.5 million at December 31, 2010.  Acquired borrowings also included outstanding subordinated debt totaling $5.2 million relating to the Central Jersey’s prior issuance of trust preferred securities which remained outstanding at December 31, 2010.  The Company is currently evaluating the option of paying off the subordinated debt by calling the trust preferred securities in accordance with the terms of the securities agreements.

Stockholders’ Equity and Capital Management

During the quarter ended December 31, 2010, stockholders’ equity decreased $7.2 million to $476.8 million from $484.0 million at September 30, 2010.  The decrease was largely attributable to a $7.0 million decline in accumulated other comprehensive income resulting primarily from reductions in the unrealized gain on the available for sale securities portfolios.  The decline in stockholders’ equity also reflected a $808,000 cash dividend to minority shareholders and a quarterly net loss of $5,000.  Partially offsetting these factors were increases to paid-in-capital attributable primarily to benefit plan related adjustments and a reduction of unearned ESOP shares for plan shares earned during the period.

At December 31, 2010, the Company’s total equity to asset ratio was 16.6% while the equity to assets ratio of the Bank was 15.6%.  As of that same date, the Bank’s ratio of tangible equity to tangible assets was 12.03% while its Tier 1 (Core) Capital and Total (Risk-based) Capital to risk-weighted assets ratios were 24.53% and 24.86%, respectively, far in excess of the 6.0% and 10.0% levels, respectively, required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	December 31,	September 30,	June 30,
	2010	2010	2010
Selected Balance Sheet Data:
Cash and cash equivalents	$130,328	$119,084	$181,422
Securities available for sale	125,569	29,382	29,497
Securities held to maturity	236,870	229,976	255,000
Non-mortgage-backed securities	362,439	259,358	284,497
Loans receivable	1,319,354	997,744	1,013,713
Allowance for loan losses	(9,931)	(9,377)	(8,561)
Net loans receivable	1,309,423	988,367	1,005,152
Mortgage-backed securities available for sale	862,769	844,042	703,455
Mortgage-backed securities held to maturity	1,533	1,625	1,700
Mortgage-backed securities	864,302	845,667	705,155
Premises & equipment	39,630	34,854	34,989
Federal Home Loan Bank stock	14,062	12,867	12,867
Goodwill	108,543	82,263	82,263
Bank owned life insurance	24,099	19,996	19,833
Other assets	28,639	13,816	13,635
Total assets	$2,881,465	$2,376,272	$2,339,813
Non-interest bearing deposits	$96,626	$49,785	$53,709
Interest-bearing deposits	2,034,745	1,613,603	1,569,853
Deposits	2,131,371	1,663,388	1,623,562
Federal Home Loan Bank advances	221,574	210,000	210,000
Other borrowings	33,628	0	0
Borrowings	255,202	210,000	210,000
Other liabilities	17,802	18,912	20,325
Total liabilities	2,404,375	1,892,300	1,853,887
Stockholders' equity	476,820	483,972	485,926
Total liabilities & stockholders' equity	$2,881,195	$2,376,272	$2,339,813
Consolidated Capital Ratios:
Equity to assets at period end	16.55%	20.37%	20.77%
Tangible equity to tangible assets at period end (1)	13.03%	17.02%	17.36%
Share Data:
Outstanding shares (in thousands)	67,975	67,975	68,344
Closing price as reported by NASDAQ	$8.60	$8.83	$9.16
Book value per share	$7.01	$7.12	$7.11
Tangible book value per share (1)	$5.29	$5.68	$5.66
Asset Quality Ratios:
Non-performing loans to total loans	2.72%	2.49%	2.13%
Non-performing assets to total assets	1.30%	1.07%	0.93%
Allowance for loan losses to total loans	0.75%	0.94%	0.84%
Allowance for loan losses to non-performing loans	27.68%	37.76%	39.70%
(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Summary of Operations:
Interest income on:
Loans receivable	$14,878	$13,801	$14,739	$28,679	$29,618
Mortgage-backed securities	7,297	7,398	8,089	14,695	15,918
Non-mortgage-backed securities	1,617	1,565	612	3,182	830
Other interest-earning assets	241	179	215	420	445
Total interest-earning assets	24,033	22,943	23,655	46,976	46,811
Interest expense on:
Interest-bearing checking	799	775	533	1,574	1,014
Savings and clubs	509	730	806	1,239	1,598
Certificates of deposit	4,707	4,818	5,849	9,525	12,404
Total interest-bearing deposits	6,015	6,323	7,188	12,338	15,016
Federal Home Loan Bank advances	2,110	2,075	2,075	4,185	4,150
Other borrowings	36	0	0	36	0
Total borrowings	2,146	2,075	2,075	4,221	4,150
Total interest-bearing liabilities	8,161	8,398	9,263	16,559	19,166
Net interest income	15,872	14,545	14,392	30,417	27,645
Provision for loan losses	876	1,251	605	2,127	1,463
Net interest income after loan loss provision	14,996	13,294	13,787	28,290	26,182
Fees & service charges	427	342	350	769	728
Gain/(loss) on securities, including other-than-temporary impairment	0	0	(55)	0	(153)
Other non-interest income	347	289	220	636	460
Total non-interest income	774	631	515	1,405	1,035
Salaries and employee benefits	7,397	6,953	6,662	14,350	13,344
Net occupancy expense of premises	1,152	1,049	988	2,201	2,005
Equipment and systems	1,385	1,177	1,117	2,562	2,189
Advertising and marketing	270	246	226	516	440
Federal deposit insurance premium	517	447	393	964	550
Directors' compensation	250	558	540	808	1,096
Merger-related expenses	3,150	40	0	3,190	0
Miscellaneous expense	1,281	1,174	1,245	2,455	2,564
Total non-interest expense	15,402	11,644	11,171	27,046	22,188
Income before taxes	368	2,281	3,131	2,649	5,029
Provision for income taxes	373	946	1,290	1,319	2,093
Net income	$(5)	$1,335	$1,841	$1,330	$2,936
Per Share Data:
Net income per share - basic	$0.00	$0.02	$0.03	$0.02	$0.04
Net income per share - diluted	$0.00	$0.02	$0.03	$0.02	$0.04
Weighted average number of common shares
outstanding - basic (in thousands)	67,042	67,219	68,015	67,130	68,045
Weighted average number of common shares
outstanding - diluted (in thousands)	67,042	67,219	68,015	67,130	68,045
Cash dividends per share (1)	$0.05	$0.05	$0.05	$0.10	$0.10
Dividend payout ratio (2)	NM	59.9%	62.1%	120.9%	68.0%
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Average Balances:
Loans receivable	$1,102,549	$1,005,826	$1,043,412	$1,054,187	$1,046,975
Mortgage-backed securities	853,207	737,388	706,090	795,298	680,925
Non-mortgage-backed securities	303,297	275,658	71,582	289,477	51,873
Other interest-earning assets	86,199	115,037	159,778	100,618	178,322
Total interest-earning assets	2,345,252	2,133,909	1,980,862	2,239,580	1,958,095
Non-interest-earning assets	239,538	223,336	207,936	231,343	212,085
Total assets	$2,584,790	$2,357,245	$2,188,798	$2,470,923	$2,170,180
Interest-bearing checking	$355,059	$273,524	$185,909	$314,292	$178,480
Savings and clubs	356,405	336,377	310,043	346,391	307,140
Certificates of deposit	1,052,049	976,816	926,123	1,014,433	921,776
Total interest-bearing deposits	1,763,513	1,586,717	1,422,075	1,675,116	1,407,396
Federal Home Loan Bank advances	234,013	210,000	210,000	222,006	210,000
Other borrowings	13,361	0	0	6,680	0
Total borrowings	247,374	210,000	210,000	228,686	210,000
Total interest-bearing liabilities	2,010,887	1,796,717	1,632,075	1,903,802	1,617,396
Non-interest-bearing liabilities	91,259	76,504	75,559	83,787	74,369
Total liabilities	2,102,146	1,873,221	1,707,634	1,987,589	1,691,765
Stockholders' equity	482,644	484,024	481,164	483,334	478,415
Total liabilities and stockholders' equity	$2,584,790	$2,357,245	$2,188,798	$2,470,923	$2,170,180
Average interest-earning assets to average
interest-bearing liabilities	116.63%	118.77%	121.37%	117.64%	121.06%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Performance ratios:
Yield on average:
Loans receivable	5.40%	5.49%	5.65%	5.44%	5.66%
Mortgage-backed securities	3.42%	4.01%	4.58%	3.70%	4.68%
Non-mortgage-backed securities	2.13%	2.27%	3.42%	2.20%	3.20%
Other interest-earning assets	1.12%	0.62%	0.54%	0.84%	0.50%
Total interest-earning assets	4.10%	4.30%	4.78%	4.20%	4.78%
Cost of average:
Interest-bearing checking	0.90%	1.13%	1.15%	1.00%	1.14%
Savings and clubs	0.57%	0.87%	1.04%	0.72%	1.04%
Certificates of deposit	1.79%	1.97%	2.53%	1.88%	2.69%
Interest-bearing deposits	1.36%	1.59%	2.02%	1.47%	2.13%
Federal Home Loan Bank advances	3.61%	3.95%	3.95%	3.77%	3.95%
Other borrowings	1.08%	0.00%	0.00%	1.08%	0.00%
Total borrowings	3.47%	3.95%	3.95%	3.69%	3.95%
Total interest-bearing liabilities	1.62%	1.87%	2.27%	1.74%	2.37%
Net interest rate spread (1)	2.48%	2.43%	2.51%	2.46%	2.41%
Net interest margin (2)	2.71%	2.73%	2.91%	2.72%	2.82%
Non-interest income to average assets	0.12%	0.11%	0.09%	0.11%	0.10%
Non-interest expense to average assets	2.38%	1.98%	2.04%	2.19%	2.04%
Efficiency ratio	92.53%	76.73%	74.93%	84.99%	77.36%
Return on average assets	0.00%	0.23%	0.34%	0.11%	0.27%
Return on average equity	0.00%	1.10%	1.53%	0.55%	1.23%
(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.